FUNDX INVESTMENT TRUST

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT
(this “Amendment”) is made this 31st  day of October, 2016, by and between FUNDX INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and FUNDX INVESTMENT GROUP LLC (the “Advisor”), with respect to the Operating Expenses Agreement (the “Agreement”) between the Trust and the Advisor dated February 1, 2016.

This Amendment is for the purpose of adding an additional series of the Trust to the Agreement.

1.	Schedule A to the Agreement is hereby amended in its entirety and replaced with
Schedule A attached to this Amendment.

2.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

FUNDX INVESTMENT TRUST on behalf of the series listed on Schedule A	FUNDX INVESTMENT GROUP LLC

By:	By:

Name: Jason Browne	Name: Janet Brown

Title: President	Title: President

Schedule A
            (As of October 31, 2016)

Series of FundX Investment Trust	Operating Expense Limit	Effective Date
FundX Upgrader Fund	1.35%	February 1, 2016
FundX Aggressive Upgrader Fund	1.35%	February 1, 2016
FundX Conservative Upgrader Fund	1.35%	February 1, 2016
FundX Flexible Income Fund	0.99%	February 1, 2016
FundX Tactical Upgrader Fund	1.35%	February 1, 2016
FundX Flexible Total Return Fund	1.25%	February 1, 2016
FundX Sustainable Impact Fund	1.35%	October 31, 2016

FUNDX INVESTMENT TRUST	FUNDX INVESTMENT GROUP LLC

By: __________________	By: __________________
Name: Jason Browne	Name: Janet Brown
Title: President	Title: President